Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Frequency Therapeutics, Inc. of our report dated March 15, 2022, relating to the consolidated financial statements of Frequency Therapeutics, Inc., appearing in the Annual Report on Form 10-K of Frequency Therapeutics, Inc. for the year ended December 31, 2021.

/s/ RSM US LLP

Boston, Massachusetts

March 17, 2022